SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Mediware Information Systems, Inc.
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MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street
Lenexa, KS 66214
(913) 307-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER __, 2005

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.:

Notice is hereby given that the Annual Meeting of the Shareholders of Mediware Information Systems, Inc. will be held on December __, 2005, at 111 East 48th Street, New York, NY 10017 (InterContinental The Barclay New York Hotel), 10:00 A.M., New York City time, and at any adjournments or postponements thereof, for the following purposes:

1.	To elect two Class II directors to hold office for a three-year term;
2.	To consider and vote upon adoption of an amendment to the 2003 Equity Incentive Plan to increase the number of shares that may be issued thereunder;
3.
To consider and vote upon an amendment to Mediware’s Restated Certificate of Incorporation to decrease the minimum number of members of the Board of Directors to three from nine and to eliminate any minimum number of members for any class;

4.
To consider and vote upon an amendment to Mediware’s Amended and Restated By-laws to authorize the Board of Directors to set the number of directors constituting the Board of Directors by resolution from time to time;

5.	To consider and vote upon the ratification of the appointment of Eisner LLP as the independent registered public accounting firm of Mediware for the fiscal year ended June 30, 2006; and
6.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on October 24, 2005, as the record date for the Annual Meeting. Only holders of Mediware’s common stock of record at that time are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

The enclosed proxy is solicited by the Board of Directors of Mediware. Further information regarding the matters to be acted upon during the Annual Meeting is contained in the attached Proxy Statement.

MANAGEMENT HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN POSTAGE-PAID ENVELOPE TO ASSURE THAT YOU ARE REPRESENTED AT THE ANNUAL MEETING. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING IN PERSON MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THE PROXY CARD.

By Order of the Board of Directors

Lawrence Auriana
Chairman of the Board of Directors
November __, 2005

MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street
Lenexa, KS 66214

PROXY STATEMENT

November __, 2005

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mediware Information Systems, Inc. to be voted at the Annual Meeting of Shareholders of Mediware to be held December __, 2005, at 111 East 48th Street, New York, NY 10017 (InterContinental The Barclay New York Hotel), 10:00 A.M., New York City time, and any postponement or adjournment thereof. This Proxy Statement, the foregoing notice and the enclosed proxy card are first being sent to Mediware's shareholders on or about November __, 2005.

Proxies are being solicited by the Board of Directors of Mediware with respect to the election of two Class II directors (“Proposal One”), the proposal to amend the 2003 Equity Incentive Plan to increase the number of shares that may be issued thereunder (“Proposal Two”), the proposal to amend Mediware’s Restated Certificate of Incorporation to decrease the minimum number of members of the Board of Directors to three from nine and to eliminate any minimum number of members for any class of directors (“Proposal Three”), the proposal to amend Mediware’s Amended and Restated By-laws to authorize the Board of Directors to set the number of directors constituting the Board of Directors by resolution from time to time (“Proposal Four”), and the proposal to ratify the appointment of Eisner LLP as the independent registered public accounting firm of Mediware for the fiscal year ended June 30, 2006 (“Proposal Five”).

Please complete, sign, date and return the enclosed proxy card. The proxy solicited hereby may be revoked at any time by executing and delivering a proxy of a later date, by delivering written notice of revocation to the Secretary of Mediware, or by attending the Annual Meeting and giving oral notice of the intention to vote in person. Properly executed, delivered and unrevoked proxies in the form enclosed will be voted at the Annual Meeting or any postponement or adjournment thereof in accordance with the directions thereon. In the absence of such directions, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees named in Proposal One herein and in favor of Proposals Two through Five.

The only class of voting securities of Mediware is its common stock, par value $.10 per share, of which 7,995,652 shares were outstanding on October 24, 2005, each entitled to one vote. Only shareholders of record at the close of business on October 24, 2005 (the “Record Date”) are entitled to vote at the Annual Meeting.

The holders of a majority of the issued and outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The favorable vote of the holders of a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the election of each director. Therefore, the two nominees who receive the most votes will be elected. The favorable vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the approval of the amendment to the 2003 Equity Incentive Plan, for the approval of the amendment to the Amended and Restated By-laws and the ratification of the appointment of Mediware’s independent registered public accounting firm. The favorable vote of the holders of a majority of shares entitled to vote is required to amend Mediware’s Restated Certificate of Incorporation. Abstentions will not constitute votes cast. Brokers who hold shares in street name for customers generally will not be entitled to vote on certain matters unless they receive instructions from their customers (“broker non-votes”). Any broker non-votes will have the effect of an abstention.

PROPOSAL ONE

ELECTION OF DIRECTORS

Mediware’s Board of Directors is comprised of nine members. The Board is divided into three classes, with one class standing for election each year for a three-year term. The favorable vote of the holders of a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the election of each director.

At the Annual Meeting, two Class II directors are to be elected to hold office for a three-year term until the Annual Meeting following the 2008 fiscal year and until their successors have been elected and qualified. Unless otherwise directed, the proxies named in the accompanying form of proxy intend to vote FOR all of the nominees named below. If any such nominee should not be available for election, the persons named as proxies may vote in their discretion for another nominee designated by the Board of Directors in such person's place.

The information about the nominees and the present directors of Mediware, and their security ownership, has been furnished by them to Mediware. There are no family relationships between any of the directors or nominees.

Mr. Joseph Delario is currently a director of Mediware. It is expected that Mr. Delario will continue to serve on the Committees of the Board of Directors on which he currently serves if he is re-elected at the Annual Meeting. Mr. James Burgess was appointed on October 10, 2005 as Mediware’s President and Chief Executive Officer. He is not currently a director of Mediware. Under the terms of Mr. Burgess’ employment agreement, Mediware agreed, if approved by the independent members of the Board of Directors, to nominate him to serve on Mediware’s Board of Directors. Certain information with respect to the two nominees is as follows:

Class II Directors

James Burgess, age 50, became Mediware’s President and Chief Executive Officer on October 10, 2005. Prior to joining Mediware Mr. Burgess served from 1998 to 2003 as the general manager at the Health Information Systems division of 3M Company. He was also a Vice President of Information Technology Solutions for VHA, Inc. of Irving, Texas from 1994 to 1998 and worked in various sales and executive positions with IBM Corporation from 1980 to 1994. Between 2003 and October 2005, Mr. Burgess was on sabbatical. Mr. Burgess received a B.S. degree in finance from the University of Arkansas.

Joseph Delario, age 72, has been a director since 1992. Mr. Delario was President and Chief Executive Officer of Quadrocom, Inc., a business consulting firm, until December 1992. Since then, Mr. Delario has been a business consultant and private investor in and involved in the management of several computer service companies, and he provides management and financial consulting services to Mediware from time to time. Mr. Delario received a B.A. degree from Fairleigh Dickinson University in 1956. Mr. Delario serves on the Executive Committee, the Compensation and Stock Option Committee and the Strategic Transactions Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class III Directors

(Terms Expire at the Annual Meeting Following the 2006 Fiscal Year)

Lawrence Auriana, age 61, Chairman of the Board. Mr. Auriana has been Chairman of the Board of Mediware since 1986 and a director since 1983. He has been a Wall Street analyst, money manager and venture capitalist for over 20 years. Since 1986, he has been Chairman, a director and Portfolio Co-Manager of Federated Kaufmann Fund. He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts. Mr. Auriana serves on the Executive Committee and the Strategic Transactions Committee.

Jonathan H. Churchill, age 73, has been a director since 1992. Mr. Churchill has been a practicing attorney in New York City since 1958 and from May 1996 to December 2001, when he retired, was Counsel at Pillsbury Winthrop LLP. Mr. Churchill was a partner of Boulanger, Hicks & Churchill, P.C. from January 1990 to May 1996. Mr. Churchill received a B.A. degree from Harvard College and an L.L.B. from Harvard Law School.

John Gorman, M.D., age 74, has been a director since 2000. Dr. Gorman, Clinical Professor of Pathology at New York University School of Medicine, retired from his position of Director of the Blood Bank at New York University Medical Center which he held from 1981 to 1999. Dr. Gorman also served as director of the Blood Bank at Columbia Presbyterian Medical Center. In the 1960’s Dr. Gorman and his co-workers at Columbia developed Rh Immune Globulin (RhoGAM) for the prevention of Hemolytic Disease of the Newborn for which for he was awarded the Lasker Clinical Medical Research Award in 1980. Dr. Gorman graduated from the University of Melbourne Medical School in 1953 and completed his residency in Anatomic and Clinical Pathology at Columbia Presbyterian Medical Center in 1960.

Clinton G. Weiman, M.D., age 80, has been a director since 1996. Dr. Weiman is currently the Chairman and Chief Executive Officer of Comprehensive Medical Interview. From 1961 to 1993 he was Corporate Medical Director, Senior Vice President of Citicorp/Citibank. Since 1994, Dr. Weiman has been independently engaged as a consultant with the Federal Reserve. In 1998, Dr. Weiman became associated with Executive Health Examiners and is now chief medical officer. From 1956 to 1970 Dr. Weiman was engaged in private practice in New York, New York. Dr. Weiman received a B.A. degree from Princeton University and a medical degree from Cornell University Medical College. His appointments have included Clinical Associate Attending Physician at New York Hospital and Associate Professor, Clinical Medicine at Cornell University Medical College. Dr. Weiman serves on the Audit Committee and the Compensation and Stock Option Committee.

Class I Directors

(Terms Expire at the Annual Meeting Following the 2007 Fiscal Year)

Roger Clark, age 71, has been a director since 1983. From 1980 to 1987, he held a series of managerial positions in the computer products area with Xerox Corporation. In 1987, he became self-employed as a micro-computer consultant and programmer. In June 1997, he acquired a half-ownership in a recruitment advertising agency named R & J Twiddy Advertising (since re-named Talcott and Clark Recruitment Advertising, Inc.), which is based in New Canaan, Connecticut. Mr. Clark acquired full ownership on the death of his partner in late 2002 and sold the business in July 2003. Mr. Clark is the author of seven books on micro-computing and is currently retired. Mr. Clark serves on the Audit Committee and the Compensation and Stock Option Committee.

Philip H. Coelho, age 61, has been a director since December 2001. Since 1989, he has been Chairman and Chief Executive Officer of ThermoGenesis Corp. Mr. Coelho served as Vice President of Research & Development of ThermoGenesis from 1986 though 1989. Mr. Coelho has been in the senior management of high technology consumer electronic or medical device companies for 30 years. He was President of Castleton Inc. from 1982 to 1986, and President of ESS Inc. from 1971 to 1982. Mr. Coelho is a member of the Society of Cryobiology and is the inventor or co-inventor of twenty-two patents in the fields of cell cryobiology, robotics, thermal processing of blood products and isolation of enzymes from blood. Mr. Coelho is also a member of the Board of Directors of Kourion Therapeutics GmbH, a stem cell biology company based in Dusseldorf, Germany. Mr. Coelho received a B.S. degree in thermodynamic and mechanical engineering from the University of California, Davis.

Robert F. Sanville, age 63, has been a director since November 2002. Mr. Sanville has over thirty-five years of experience in public accounting. He is a principal of Sanville & Company, an accounting firm based in Abington, Pennsylvania. Prior to forming Sanville & Company, he was a partner for seventeen years in the Philadelphia accounting firm of Livingston, Montgomery & Sheldon. Mr. Sanville has an extensive background in providing audit, tax and management advisory services to the securities and investment company industries. Mr. Sanville is an arbitrator for the National Association of Securities Dealers, Inc., has served as the U.S. District Court appointed trustee in actions brought by the Securities and Exchange Commission, has served as an expert witness in securities litigation before the U.S. District Court and has served the Securities Investors Protection Corporation as an accountant for the appointed legal liquidator. Mr. Sanville received a B.S. degree from Drexel University. He is a member of the American and Pennsylvania Institutes of Certified Public Accountants. Mr. Sanville serves on the Audit and the Compensation and Stock Option Committees.

Corporate Governance

Mediware is required to have a Board of Directors a majority of whom are “independent” as defined by the listing standards of the Nasdaq Stock Market, Inc. and to disclose in the proxy statement for each Annual Meeting those directors that the Board of Directors has determined to be independent. Based on such definition, the Board of Directors has determined that all directors are independent other than Mr. Auriana, Mediware’s largest shareholder and Chairman of the Board, and Dr. Gorman, who has provided consulting services to Mediware within the last three years. Mr. Burgess, Mediware’s President and Chief Executive Officer, is not expected to be an independent director if elected at the Annual Meeting.

Mediware has an ongoing commitment to good governance and business practices. In furtherance of this commitment, it monitors developments in the area of corporate governance and reviews its policies and procedures in light of such developments. Mediware complies with the rules and regulations promulgated by the SEC and Nasdaq. Although its common stock is also listed on the Pacific Stock Exchange, Mediware has not evaluated its compliance with the additional governance requirements of this exchange. Mediware has implemented and expects to continue to implement other, non-requisite corporate governance practices it believes are in the best interests of Mediware and the shareholders.

Code of Ethics

Mediware has adopted a Code of Ethics that applies to all of its directors, officers (including its Chief Executive Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. This Code of Ethics is available at the investor relations page of Mediware’s website at www.mediware.com. Mediware intends to reflect any amendments to or waivers of this Code of Ethics to its principal officers at such page of the website.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for the receipt and handling of complaints received by Mediware regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential submission by employees of concerns regarding auditing or accounting matters.

Nomination of Directors

Mediware does not have a standing nominating committee or a formal nominating committee charter. Currently, the independent members of the Board, rather than a nominating committee, approve or recommend to the full Board those persons to be nominated. The Board believes that the current method of nominating directors is appropriate because it allows each independent board member (input into the nomination process, and does not unnecessarily restrict the input that might be provided from an independent director who could be excluded from a committee. Currently, seven of the nine directors are independent. Furthermore, the Board has adopted by resolution a director nomination policy. The purpose of the policy is to describe the process by which candidates for inclusion in Mediware’s recommended slate of director nominees are selected. The director nomination policy is administered by the Board. Many of the benefits that would otherwise come from a written committee charter are provided by this policy.

In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the incumbent directors who continue to be qualified for Board service and are willing to continue as directors are renominated. If the Board thinks it is in the best interest of Mediware to nominate a new individual for director in connection with an Annual Meeting of Shareholders or to fill a vacancy, the Board will seek potential candidates for Board appointments who meet criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of Mediware and, if deemed appropriate, a third-party search firm.

Candidates for Board membership must possess the background, skills and expertise to make significant contributions to the Board, to Mediware and its shareholders. Desired qualities to be considered include substantial experience in business or administrative activities; breadth of knowledge about issues affecting Mediware; and ability and willingness to contribute special competencies to Board activities. The independent members of the Board also consider whether members and potential members are independent under the Nasdaq listing standards and SEC rules. In addition, candidates should posses the following attributes: personal integrity; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; ability to apply sound and independent business judgment; sufficient time to devote to Board and Mediware matters; ability to fairly and equally represent all shareholders; reputation and achievement in other areas; and diversity of viewpoints, background and experiences.

The Board of Directors intends to review the director nomination policy from time to time to consider whether modifications to the policy may be advisable as Mediware’s needs and circumstances evolve, and as applicable legal or listing standards change. The Board may amend the director nomination policy at any time.

The Board will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources, as described above. Recommendations must be in writing and mailed to Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214, Attention: Robert Weber, Secretary, and include all information regarding the candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated by the SEC if the candidate were nominated by the Board of Directors (including the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The shareholder giving notice must provide (i) his or her name and address, as they appear on Mediware’s books, and (ii) the number of shares of Mediware which are beneficially owned by such shareholder. Mediware may require any proposed nominee to furnish such other information it may require to be set forth in a shareholder’s notice of nomination which pertains to the nominee.

Communications with Directors

Shareholders, associates of Mediware and other interested parties may communicate directly with the Board of Directors, with the non-management directors or with a specific Board member, by writing to the Board (or the non-management directors or a specific Board member) and delivering the communication in person or mailing it to: Mediware Information Systems, Inc., Board of Directors, Privileged & Confidential, c/o Robert Weber, Secretary, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214. Correspondence will be discussed at the next scheduled meeting of the Board of Directors, or as indicated by the urgency of the matter. The current non-management directors are: Messrs. Auriana, Churchill, Clark, Coelho, Delario, Gorman, Kowsh, Sanville and Weiman. Correspondence addressed to the non-management directors as a group, or to a specific Board member, will be forwarded to them as soon as practicable. From time to time, the Board of Directors may change the process by which shareholders may communicate confidential information with the Board of Directors or its members. Any changes in this process will be posted on Mediware’s website or otherwise publicly disclosed.

Board Attendance at Annual Meeting of Shareholders

Mediware does not currently have a formal policy regarding director attendance at the Annual Meeting of Shareholders. It is, however, expected that directors will be in attendance. Mr. George J. Barry and Messrs. Churchill, Clark and Sanville attended Mediware’s Annual Meeting of Shareholders held on February 3, 2005.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is an officer or employee, or former officer or employee, of Mediware. No interlocking relationship exists between the members of Mediware’s Compensation and Stock Option Committee and the Board of Directors or Compensation Committee of any other company.

Board Meetings and Committees

The Board of Directors met four times during the fiscal year ended June 30, 2005. All of the Directors attended in aggregate at least seventy-five percent of all of the meetings of the Board of Directors and all of the meetings of the committees on which they served, except that Mr. Hans Utsch, who resigned from the Board effective October 1, 2005, did not attend any of the meetings of the Board of Directors.

In compliance with requirements of the Nasdaq listing standards, the independent directors of the Board of Directors met twice in executive session during the fiscal year ending June 30, 2005. It is contemplated that executive sessions will occur after each regularly scheduled meeting of the Board of Directors, and perhaps more frequently, in conjunction with regularly scheduled meetings of the Board of Directors.

Mediware has a separately-designated standing audit committee established in accordance with the rules of the Securities and Exchange Commission. The members of the Audit Committee are Messrs. Clark, Sanville and Weiman. The Board of Directors has determined that each member of the Audit Committee is “independent” not only under the Nasdaq listing standards but also under SEC rules. Furthermore, the Board of Directors has determined that Mr. Sanville is an “audit committee financial expert” as defined in the SEC rules. The Audit Committee’s duties and responsibilities are fully described in a written charter. The Audit Committee met ten times during the fiscal year ended June 30, 2005.

The Compensation and Stock Option Committee (the "Compensation Committee") determines the compensation of senior executives of Mediware, including the Chief Executive Officer, and administers Mediware's policies and plans governing annual and long-term compensation. The members of the Compensation Committee are Messrs. Clark, Delario, Sanville and Weiman. The Compensation Committee met four times during the fiscal year ended June 30, 2005.

The Executive Committee is currently comprised of Messrs. Delario and Auriana. The Board of Directors has delegated to the Executive Committee all authority not specifically reserved to the full Board of Directors by statute. The Executive Committee met one time during the fiscal year ended June 30, 2005.

The Strategic Transactions Committee is comprised of Messrs. Delario and Auriana. The Strategic Transactions Committee considers and recommends to the Board of Directors acquisitions and other key strategic transactions. The Strategic Transactions Committee did not meet during the fiscal year ended June 30, 2005.

Mediware also established an Executive Search Committee in May 2005. The Executive Search Committee was comprised of Messrs. Delario, Auriana, Barry and Coelho. The Executive Search Committee was formed after Mr. Barry gave notice of his resignation in order to conduct a search for a new Chief Executive Officer. The Executive Search Committee did not meet during the fiscal year ended June 30, 2005, but the Committee met formally ten times during Mediware’s search for a new President and Chief Executive Officer. This committee disbanded in October 2005.

Compensation of Directors

Employee directors do not receive additional compensation for director services. Each non-employee director in office on June 30, 2005 received for his services during fiscal year 2006, 8,500 options (22,500 to the Chairman of the Board) at an exercise price of $10.17 per share, which was $0.25 above the fair market value of Mediware's common stock on that date. These options were immediately exercisable but one-half of the shares acquired upon their exercise cannot be sold until December 30, 2005 and the remaining half cannot be sold until June 29, 2006. Each non-employee director also receives $500 for each Board meeting attended. The members of the Compensation Committee receive $1,500 for each meeting attended. The members of the Audit Committee receive $2,500 for each meeting attended. In addition, the Chairmen of the Audit Committee and the Compensation Committee receive an additional $500 for each meeting attended. Additional fees have not been paid for attendance at meetings of the Strategic Transactions, Executive and Executive Search Committees. Mr. Lawrence Auriana, the Chairman of the Board, has waived his fee for the 2005 and current fiscal years. In addition to the foregoing, Mr. Walter Kowsh, Jr., who is retiring as director effective with the Annual Meeting, has been awarded a special cash bonus of $10,000 in recognition of his years of dedicated service as a director. Mr. Delario receives $15,000 per year for management and financial consulting services he provides to Mediware. The Compensation Committee of the Board of Directors is currently reviewing how members of the Board of Directors and board committees will be compensated in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Mediware's common stock as of October 24, 2005 by (i) each person who is known by Mediware to own beneficially more than 5% of Mediware's common stock, (ii) each of the individuals named in the "Summary Compensation Table," (iii) each current director and the director nominee of Mediware, and (iv) all directors and executive officers as a group.

	Amount of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	[1]	Percentage Ownership [1]
Larry N. Feinberg [2]	1,069,867	[2]	12.1%
Lawrence Auriana [3]	2,443,925	[3]	27.6%
George J. Barry [4]	1,000	[4]	*
James F. Burgess [5]	100,000	[5]	1.1%
Jonathan H. Churchill [6]	122,904	[6]	1.4%
Roger Clark [7]	69,480	[7]	*
Philip H. Coelho [8]	38,250	[8]	*
Joseph Delario [9]	273,719	[9]	3.1%
John Gorman [10]	90,114	[10]	1.0%
Walter Kowsh, Jr. [11]	80,819	[11]	*
Robert F. Sanville [12]	29,750	[12]	*
Clinton G. Weiman [13]	51,878	[13]	*
Michael Crabtree [14]	50,000	[14]	*
Jill H. Suppes [15]	43,370	[15]	*
Robert C. Weber [16]	60,000	[16]	*
Robert Tysall-Blay [17]	25,000	[17]	*
All directors and executive officers as a group [18]	3,480,209	[18]	39.3%

* Less than one percent

[1]
Based on the number of shares outstanding at October 24, 2005, plus, for each person or group, shares which may be acquired by the shareholder(s) upon exercise of options that are currently exercisable or become exercisable within 60 days of October 24, 2005.

[2]
Mr. Feinberg is deemed to beneficially own 1,069,867 shares. The shares are held by Oracle Partners, L.P., Oracle Associates, LLC or managed accounts over which Mr. Feinberg has investment discretion, except for 3,000 shares which are held directly by Mr. Feinberg as the trustee of The Feinberg Family Foundation. The address for Mr. Feinberg is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830. The foregoing information is based solely upon disclosures contained in a Form 4 filed October 3, 2005.

[3]
Includes options for 144,900 shares which are exercisable or become exercisable within 60 days. The shares of common stock owned by Mr. Auriana are held in a discretionary account at Sandgrain Securities Inc. Mr. Auriana retains sole voting power over all such shares but has no investment power, including the power to dispose, or to direct the disposition of, any such shares. The foregoing information is based solely upon disclosures contained in a Schedule 13D filed September 29, 2005. The address for Mr. Auriana is 140 East 45th Street, 43rd Floor, New York, NY 10017.

[4]	The address for Mr. Barry is 11711 West 79th Street, Lenexa, KS 66214.

[5]
Includes 100,000 shares of restricted stock granted October 10, 2005, the date Mr. Burgess was hired. The restricted stock will vest in 2007, 2008 and 2009 only if Mediware achieves certain performance goals. The address for Mr. Burgess is 11711 West 79th Street, Lenexa, KS 66214.

[6]	Includes options for 53,300 shares which are currently exercisable or become exercisable within 60 days. The address for Mr. Churchill is 169 East 78th Street, Penthouse B, New York, NY 10021.

[7]	Includes options for 53,300 shares which are currently exercisable or become exercisable within 60 days. The address for Mr. Clark is 330 Elm Street, Unit 1, New Canaan, CT 06840.

[8]	Includes options for 38,250 shares which are currently exercisable or become exercisable within 60 days. The address for Mr. Coelho is 2711 Citrus Road, Rancho Cordova, CA 95742.

[9]	Includes options for 120,800 shares which are currently exercisable or become exercisable within 60 days. The address for Mr. Delario is 405 Crocus Hill, Norwood, NJ 07648.

[10]	Includes options for 46,100 shares which are currently exercisable or become exercisable within 60 days. The address for Dr. Gorman is 145 4th Street, Del Mar, CA 92014.

[11]	Includes options for 53,300 shares which are currently exercisable or become exercisable within 60 days. The address for Mr. Kowsh is 64-08 136th Street, Flushing, NY 11367.

[12]	Includes options for 29,750 shares which are currently exercisable or become exercisable within 60 days. The address for Mr. Sanville is 1514 Old York Road, Abington, PA 19001.

[13]	Includes options for 43,327 shares which are currently exercisable or become exercisable within 60 days. The address for Dr. Weiman is 2 Roberta Lane, Greenwich, CT 06830.

[14]	Includes options for 50,000 shares which are currently exercisable or become exercisable within 60 days. The address for Mr. Crabtree is 11711 West 79th Street, Lenexa, KS 66214.

[15]	Includes options for 43,370 shares which are currently exercisable or become exercisable within 60 days. The address for Ms. Suppes is 11711 West 79th Street, Lenexa, KS 66214.

[16]	Includes options for 60,000 shares which are currently exerciseable or become exercisable within 60 days. The address for Mr. Weber is 11711 West 79th Street, Lenexa, KS 66214.

[17]	Includes options for 25,000 shares which are currently exercisable or become exercisable within 60 days. The address for Mr. Tysall-Blay is 1 Aurum Court, Sylvan Way, Basildon, Essex SS156TH UK.

[18]	Includes options for 861,497 shares which are currently exercisable or become exercisable within 60 days. This group is comprised of 16 persons, including Mr. Burgess but excluding Mr. Barry.

Executive Officers

Each of Mediware’s executive officers is to serve until the next Annual Meeting of Shareholders or until his or her earlier resignation or removal. The executive officers of Mediware are as follows:

Lawrence Auriana, age 61, Chairman of the Board. See above for biographical information for Mr. Auriana.

James F. Burgess, age 50, President and Chief Executive Officer. See above for biographical information for Mr. Burgess.

Jill H. Suppes, age 38, Senior Vice-President and Chief Financial Officer. Ms. Suppes re-joined Mediware as Mediware’s Controller in January 2001, and was promoted to Chief Financial Officer in October 2002. From 1999 to 2000, Ms. Suppes served as acting Controller for Oread, Inc., a contract research organization specializing in Phase I, II and III clinical trials for large pharmaceutical companies. Ms. Suppes originally joined Mediware in September 1997 as Mediware’s Controller. Ms. Suppes has more than 13 years experience in finance and accounting and is a graduate of the University of Missouri at Columbia with a B.S. in Accountancy. Ms. Suppes is also a C.P.A.

Robert C. Weber, age 34, Senior Vice-President, Chief Legal Officer, General Counsel and Secretary. Mr. Weber joined Mediware in January 2004. He was corporate counsel of Epic Systems, a private medical records software company, from 2002 to 2004, where he drafted and negotiated multi-million dollar software agreements and third-party vendor relationships. Mr. Weber served with domestic and international law firms, most recently in the Chicago office of Skadden, Arps, Slate, Meagher & Flom from 2000 to 2002, where he specialized in asset and stock sale agreements and private equity investments. Mr. Weber also worked at Jenner & Block from 1996 to 2000. He earned his B.A. degree at the University of Wisconsin and a J.D. degree at the University of Wisconsin School of Law, where he graduated Cum Laude.

Michael Crabtree, age 55, President of the Medication Management Division Worldwide. Mr. Crabtree joined Mediware in January 2001. From 1998 to 2001, Mr. Crabtree owned Treemark Consulting Services, a consulting company servicing the healthcare information systems industry. Additionally, Mr. Crabtree previously served as President and Chief Operating Officer of Continental Healthcare Systems where he grew Mediware's existing Pharmakon Pharmacy customer base and acquired the JAC Ltd. Division. Mr. Crabtree has been President and CEO of both healthcare information systems companies and an information technology service business. Mr. Crabtree holds a B.S. degree in Marketing from North Texas State University.

Matthew Peterson, age 54, Vice President and General Manager of the Operating Room Division. Mr. Peterson joined Mediware in June 2005. Prior to his current position, Mr. Peterson served as President of MyWeather LLC, a provider of weather-related high technology products to media companies, from 2000 to 2004 and as a director of that company through May 2005. Mr. Peterson was President of SWI, a high technology business information company, from 1994 to 2000, and President of Dynatech Video International, a subsidiary of Dynatech Corporation, from 1990 to 1994. Mr. Peterson is a member of ACM/SIGGRAPH. He received a B.A. from Boston College.

Robert Tysall-Blay, age 48, Chief Executive of JAC Computer Services Ltd. Mr. Tysall-Blay joined Mediware in June 2003. Mr. Tysall-Blay has extensive experience in the healthcare field, including 10 years in medical lab science within the UK's National Health Service, and 20 years in sales and marketing of healthcare IT systems. In 1993, Mr. Tysall-Blay joined Misys Healthcare Systems International (formerly Sunquest Information Systems) where he worked in positions of increasing responsibility until May 2003. Mr. Tysall-Blay served as the sales and marketing manager during 2002 and as the UK managing director in 2003. Working primarily for US-based companies, he gained healthcare experience in seven countries including the US, UK, Germany, France, Denmark and the Middle East. His healthcare IT experience includes the areas of lab, radiology, PACS, pharmacy, decision support and electronic patient record systems.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the fiscal year ended June 30, 2005, based upon an examination of the public filings, all of Mediware's officers and directors timely filed reports on Form 3 and Form 4 except for the following filings: Mr. Barry failed to file timely a Form 4 in connection with a sale of shares, Mr. Utsch failed to file timely a Form 4 related to a bona fide gift transaction and Mr. Weber and Ms. Suppes each had one filing on Form 4 which was not filed timely related to one grant of options each. Messrs. Tysall-Blay and Weber each had one filing on Form 3 which was filed late.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid by Mediware to, or earned by, Mr. Barry, who served as Chief Executive Officer during the fiscal year ended June 30, 2005, and the four other most highly compensated executive officers who were serving as executive officers as of June 30, 2005, whose total annual salary and bonus exceeded $100,000, for the last three fiscal years.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Awards($)	Securities Underlying Options (#)	All Other Compensation ($)[1]
George J. Barry President and Chief Executive Officer	2005 2004 2003	304,308 260,000 260,000	65,000 130,000 130,000	555,750 [2] -- --	-- -- --	2,540 [3] 2,028 [3] 1,844 [3]

Michael Crabtree President of Medication Management Div. Worldwide	2005 2004 2003	223,269 181,346 180,000	50,000 90,000 80,000	-- -- --	-- 30,000 --	188 [4] 228 [4] 244 [4]

Jill H. Suppes Senior Vice President and Chief Financial Officer	2005 2004 2003	158,750 147,231 125,769	56,000 67,500 35,000	-- -- --	30,000 -- --	3,342 [5] 3,032 [5] 2,756 [5]

Robert C. Weber Sr. Vice President, Chief Legal Officer and General Counsel	2005 2004 2003	158,750 60,577 --	47,500 -- --	-- -- --	30,000 30,000 --	2,540 [6] 836 [6] --

Robert Tysall-Blay [8] Chief Executive of JAC Computer Services Ltd.	2005 2004 2003	154,700 243,038 --	9,100 4,500 --	-- -- --	10,000 -- 30,000	66,457 [7] 61,704 [7] 1,383 [7]

[1]	Amounts reported exclude proceeds, if any, realized upon the exercise of options and sale of underlying shares.
[2]
The value of Mr. Barry’s restricted stock awards was determined by multiplying 25,000 shares granted by the closing price of Mediware common stock on the date of the first grant, August 25, 2004, and by multiplying the other 25,000 shares granted by the closing price of Mediware common stock on the date of that grant, February 3, 2005. 25,000 shares of restricted stock were to vest on August 25, 2005 and August 24, 2006, respectively, provided that Mr. Barry was employed by Mediware on that date. However, Mr. Barry returned these shares when he announced his resignation and received no economic benefit from these shares.

[3]
Mr. Barry received contributions to Mediware’s retirement plan of $2,352 (fiscal 2005), $1,800 (fiscal 2004) and $1,600 (fiscal 2003) and company-paid life insurance premiums of $188 (fiscal 2005), $228 (fiscal 2004) and $244 (fiscal 2003). Mr. Barry resigned as President and Chief Executive Officer effective October 10, 2005.

[4]	Mr. Crabtree received company-paid life insurance premiums of $188 (fiscal 2005), $228 (fiscal 2004) and $244 (fiscal 2003).
[5]
Ms. Suppes received contributions to Mediware’s retirement plan of $3,154 (fiscal 2005), $2,804 (fiscal 2004) and $2,512 (fiscal 2003) and company-paid life insurance premiums of $188 (fiscal 2005), $228 (fiscal 2004) and $244 (fiscal 2003).

[6]	Mr. Weber received contributions to Mediware’s retirement plan of $2,352 (fiscal 2005) and $692 (fiscal 2004) and company-paid life insurance premiums of $188 (fiscal 2005) and $144 (fiscal 2004).
[7]
Mr. Tysall-Blay received contributions to Mediware’s retirement plan of $4,641 (fiscal 2005) and $4,437 (fiscal 2004). Mr. Tysall-Blay also received commissions of $43,616 (fiscal 2005) and $39,867 (fiscal 2004) and a car allowance of $18,200 (fiscal 2005), $17,400 (fiscal 2004) and $1,383 (fiscal 2003)

[8]	Mr. Tysall-Blay’s compensation is paid in pounds sterling. The average exchange rate for fiscal 2005, 2004 and 2003 is 1.82, 1.74 and 1.66, respectively.

Option Grants In Last Fiscal Year

The following table sets forth certain information concerning options to purchase common stock of Mediware granted to the individuals named in the "Summary Compensation Table" above during fiscal 2005.

	Individual Grants				Grant Date Value
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value[1] $

George J. Barry	--	--	--	--	--
Michael Crabtree	--	--	--	--	--
Jill H. Suppes	30,000 [2]	5.3%	12.16	5/26/2010	140,106
Robert C. Weber	30,000 [2]	5.3%	12.16	5/26/2010	140,106
Robert Tysall-Blay	10,000 [3]	1.8%	10.89	6/26/2010	48,790

[1]
The grant date present value was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of zero percent; expected stock volatility of 39.2%; risk-free interest rate of 4.12%, and expected years until exercise of 5 years.

[2]	The options granted are immediately exercisable but shares acquired upon exercise cannot be resold until May 20, 2006.
[3]	The options granted are immediately exercisable but one-third of the shares acquired upon exercise cannot be resold until June 25, 2006, 2007 and 2008, respectively.

Aggregated Option Exercises In Last Fiscal Year
and Fiscal Year End Option Values

The following table sets forth options exercised by the individuals named in the "Summary Compensation Table" above during fiscal 2005 and the number and value of options held by them at June 30, 2005. The fair market value of Mediware's common stock on such date was $9.92 per share.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)

			Exercisable	Unexercisable	Exercisable	Unexercisable

George J. Barry	103,153	776,739	81,847	--	591,754	--
Michael Crabtree	35,000	302,841	50,000	--	60,800	--
Jill H. Suppes	10,000	59,689	50,000	--	60,800	--
Robert C. Weber	--	--	60,000	--	--	--
Robert Tysall-Blay	--	--	25,000	15,000	0	0

EMPLOYMENT AGREEMENTS

Mr. Burgess has a three-year employment agreement with Mediware which expires October 9, 2008 and is automatically renewable for successive one-year terms unless timely notice of non-renewal is given. Mr. Burgess’s base annual salary is $325,000, with a bonus opportunity of up to $125,000 based on criteria established by the Compensation Committee of the Board of Directors. Mr. Burgess was also granted options to purchase 100,000 shares of common stock at a price equal to the fair market price of Mediware’s stock on the grant date. The options will vest over four years. In addition, Mr. Burgess was granted 100,000 shares of restricted stock which will vest in 2007, 2008 and 2009 only if Mediware achieves certain performance goals. In addition to termination for disability, death or cause, Mr. Burgess’s agreement may be terminated by either the Company or Mr. Burgess without cause. If Mediware terminates Mr. Burgess’ employment without cause, Mediware will provide Mr. Burgess six months salary and certain health insurance coverage. If Mr. Burgess terminates his employment without cause, he must provide at least 90 days notice. During the notice period, he shall receive up to 90 days salary and certain health insurance coverage if he remains employed by Mediware during such notice period. If Mr. Burgess terminates his employment for good reason, Mediware will pay Mr. Burgess an amount equal to six months annual salary and provide Mr. Burgess certain health insurance coverage.

Ms. Suppes has a two-year employment agreement with Mediware which expires on May 20, 2007 and is automatically renewable for successive one-year terms unless timely notice of non-renewal is given. Ms. Suppes’ base annual salary is $175,000, with a bonus opportunity of up to 50% of base salary based on criteria established by the Chief Executive Officer. Ms. Suppes was also granted options to purchase 30,000 shares of common stock at a price equal to $0.25 above the market price of Mediware’s stock on the grant date. These options are immediately vested, and subject to certain restrictions. In addition to termination for disability, death or cause, Ms. Suppes’s agreement may be terminated by either the Company or Ms. Suppes without cause upon 90 days prior written notice. If the Company terminates Ms. Suppes's employment without cause, the Company will continue to pay her annual salary at the rate then in effect during a 90-day notice period and provide Ms. Suppes with certain health insurance coverage. If Ms. Suppes voluntarily resigns her employment, the Company will pay Ms. Suppes an amount equal to 3 months annual salary at the highest rate in effect during the term of employment and will provide Ms. Suppes with certain health insurance coverage.

Mr. Weber has a two-year employment agreement with Mediware which expires on May 20, 2007 and is automatically renewable for successive one-year terms unless timely notice of non-renewal is given. Mr. Weber’s base annual salary is $175,000, with a bonus opportunity of up to 50% of base salary based on objectives established by Mediware. Mr. Weber was also granted options to purchase 30,000 shares of common stock at a price equal to $0.25 above the market price of Mediware’s stock on the grant date. These options are immediately vested, and subject to certain restrictions. In addition to termination for disability, death or cause, Mr. Weber’s agreement may be terminated by either the Company or Mr. Weber without cause upon 90 days prior written notice. If the Company terminates Mr. Weber’s employment without cause, the Company will continue to pay his annual salary at the rate then in effect during a 90-day notice period and provide Mr. Weber with certain health insurance coverage. If Mr. Weber voluntarily resigns his employment, the Company will pay Mr. Weber an amount equal to 3 months annual salary at the highest rate in effect during the term of employment and will provide Mr. Weber with certain health insurance coverage.

Mr. Crabtree has a two-year employment agreement with Mediware which expires on June 5, 2006 and is automatically renewable for successive one-year terms unless timely notice of non-renewal is given. Mr. Crabtree’s base annual salary is $215,000, with a bonus opportunity of up to 50% of base salary at the Compensation Committee’s sole discretion and subject to meeting performance objectives. In addition, Mr. Crabtree is eligible for a bonus, not to exceed $90,000, based on the performance of Mediware’s Medication Management Division during the first six months of Mediware’s 2005 fiscal year. Mr. Crabtree was also granted options to purchase 30,000 shares of common stock, vesting over two years. Any unvested options will vest upon an acquisition or sale of Mediware to or by a third party. In addition to termination for disability, death or cause, Mr. Crabtree’s agreement may be terminated by either the Company or Mr. Crabtree without cause. Mr. Crabtree may terminate the agreement upon 180 days prior written notice and the Company may terminate the agreement upon 90 days prior written notice. If the Company terminates Mr. Crabtree's employment without cause, the Company will continue to pay his annual salary at the rate then in effect during a 90-day notice period and provide Mr. Crabtree with certain health insurance coverage. If Mr. Crabtree voluntarily resigns his employment, the Company will pay Mr. Crabtree an amount equal to 3 months annual salary at the highest rate in effect during the term of employment and will provide Mr. Crabtree with certain health insurance coverage.

Mr. Tysall-Blay has an employment agreement with Mediware’s wholly owned subsidiary JAC Computer Services Limited. Mr. Tysall-Blay’s base annual salary is £85,000, with a bonus opportunity of up to £65,000. Up to £30,000 of the bonus opportunity is commission-based and the remainder is subject to achievement of performance objectives. Mr. Tysall-Blay was also granted options to purchase 30,000 shares of common stock, vesting over four years. Any unvested options will vest upon an acquisition or sale of Mediware to or by a third party. In addition, Mr. Tysall-Blay receives an annual car allowance in the amount of £10,000. Mediware or Mr. Tysall-Blay may terminate his employment agreement without cause upon thirty days notice.

In the event of an acquisition of Mediware, each of the foregoing individuals, except Mr. Tysall-Blay, is entitled to an amount or amounts equal to 6 months of his or her annual salary and certain health insurance coverage if his or her employment is terminated.

All of these individuals’ unvested options vest and the restrictions on their restricted stock or shares acquired upon their exercise of options lapse upon an acquisition of Mediware. Each of the individuals has agreed, subject to certain exceptions, not to compete with Mediware for one year following the termination of his or her employment.

Mr. Barry has resigned as an officer and director on October 10, 2005, but continues to serve as an employee advisor to Mediware for a transition period through November 30, 2005. Mr. Barry has an employment agreement with Mediware, under which Mr. Barry’s base annual salary is $300,000, with a bonus opportunity of up to 50% of base salary at the Compensation Committee’s sole discretion. Mr. Barry received no bonus for fiscal 2005. Under his agreement, Mr. Barry was provided two grants of 25,000 shares of restricted stock that were to vest on August 25, 2005 and August 24, 2006, respectively, if Mr. Barry was employed by Mediware on those respective dates. However, Mr. Barry returned these shares when he announced his resignation. Mr. Barry is entitled to severance equal to three months of his salary upon the effectiveness of his resignation as an employee. Mr. Barry has agreed not to compete with Mediware for one year following his departure.

Report on Executive Compensation

The Compensation Committee determines the compensation of senior executives of Mediware, including the Chief Executive Officer, and administers Mediware's policies governing annual and long-term compensation. The members of the Compensation Committee are Messrs. Clark, Delario, Sanville and Weiman. The committee also administers Mediware’s equity compensation plans and meets either independently or in conjunction with the full board of directors to grant awards to eligible individuals in accordance with the terms of the plan.

Compensation Philosophy

Mediware has a "pay for performance" philosophy, implemented by attempting to establish base salaries at levels competitive for its industry coupled with cash bonuses for superior company performance and stock-based compensation permitting executives to earn above industry averages if the value of Mediware's stock increases. The process utilized by the Committee in determining executive officer compensation levels for all of these components is based upon the Committee’s subjective judgment and takes into account both qualitative and quantitative factors. No specific weights are assigned to such factors for any compensation component. Among the factors considered by the Committee are the recommendations of the Chief Executive Officer with respect to the compensation of other key executive officers. However, the Committee makes the final compensation decisions concerning all officers.

In reviewing and establishing an executive’s compensation, the Committee considers and evaluates all components of the executive officer’s total compensation package. This involves reviewing the executive’s salary, bonus, stock-based awards, perquisites, participation in the 401(k) plan, payments due upon resignation or a change of control, if any, and all other payments and awards that the executive officer earns.

Base Salaries. Mediware generally attempts to establish annual base salaries for executives, including the Chief Executive Officer, competitive with base salaries for executives of similarly situated companies within the industry. The Committee believes that the base salaries should offer security to each executive and allow Mediware to attract qualified executives and maintain a stable management team and environment.

Bonus. Mediware also attempts to develop programs under which key executives can earn bonus cash compensation, dependent upon Mediware’s overall financial performance and each executive’s personal achievement, with Mediware’s performance predominating for the 2005 fiscal year. For the past fiscal year, the Committee considered both quantitative and qualitative measures in assessing bonus cash compensation. Examples of quantitative measures considered are change in revenues, change in costs, change in profit or loss before and after taxes and on a per share basis and change in share price. Examples of qualitative measures are an understanding and assessment of Mediware’s competitive position and its strategic position. The Committee determined to pay no cash bonuses to senior executives, including the Chief Executive Officer, for the fiscal year ended June 30, 2005 due to Mediware’s performance against quantitative measures.

Stock Options and Stock-Based Awards. Stock option grants and stock-based awards such as restricted stock are designed to create continued and long-term incentives for executives and employees to attempt to increase equity values consistent with the expectations and interests of public shareholders and to align executives' and shareholders' interests both in the near and longer terms. The Committee believes that stock option grants or other stock-based awards are necessary to provide key individuals with awards and incentives competitive with those offered by other potential employers. The Committee also believes that these awards encourage executives and employees to remain in the service of Mediware and to acquire and maintain stock ownership in Mediware.

On March 22, 2005, the Compensation Committee authorized amendments to underwater stock options to accelerate the vesting of the unvested portions of the options, but subject the shares acquired upon the exercise to transfer restrictions that would expire over a schedule equivalent to the options’ previous vesting schedule. Senior executives held approximately 153,167 of the options that were amended. The Compensation Committee considered several factors in determining to authorize the amendments, including the effect on Mediware’s reported stock option expense in future periods, the comparability of Mediware’s statements of operations in prior and subsequent periods and the potential benefit to Mediware and its shareholders in retaining the services of affected officers and employees. By accelerating the vesting of the affected stock options at this time, Mediware was able to reflect the effect of acceleration within its pro forma footnote disclosure rather than recognizing compensation expense under Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," which became effective at the beginning of the 2006 fiscal year for Mediware. Mediware believes that many of the incentives created through the affected vesting provisions of the stock options will be retained through the share disposition restrictions of the amendment.

CEO Compensation. The Compensation Committee reviewed Mr. Barry’s performance for the fiscal year ended June 30, 2005. Mr. Barry’s contract for fiscal 2005 provided for a $300,000 base salary with an opportunity to earn a bonus of up to 50% of that amount in the total discretion of the Board of Directors. The Committee considered both quantitative and qualitative measures, as it did for the cash bonus compensation for all executives, in assessing CEO performance and compensation. In the prior year Mr. Barry had been granted a bonus of $65,000. Mr. Barry recommended, based upon Mediware’s performance and his planned departure, that he be granted no cash bonus for fiscal 2005. The Compensation Committee approved no bonus for Mr. Barry after considering Mediware’s performance against quantitative measures as well as Mr. Barry’s recommendation. The Committee notes that Mr. Barry returned 50,000 restricted shares to Mediware prior to their vesting upon the announcement of his retirement.

Section 162(m) Deductibility. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executives. It is unlikely, at this point in Mediware's history, that Mediware will pay executive compensation that would not be deductible under that Section.

Compensation Committee
Roger Clark
Joseph Delario
Robert F. Sanville
Clinton G. Weiman

Stock Comparison Graph

The following chart compares the cumulative total shareholder return on Mediware's common stock based on the closing bid price of Mediware's common stock for the last five years, with the cumulative total returns for the Russell 2000 index and the NASDAQ Computer and Data Processing Services Stocks Index over the same period. The comparison assumes $100 invested in Mediware's common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock price performance shown on the chart is not necessarily indicative of future performance.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO
THE 2003 EQUITY INCENTIVE PLAN

Background; Purpose

The Board of Directors proposes that Mediware’s shareholders approve an amendment to the Mediware Information Systems, Inc. 2003 Equity Incentive Plan (the “2003 Plan”). The amendment provides for an increase in the number of shares of common stock reserved for issuance under the 2003 Plan by an additional 1,000,000 shares (resulting in an aggregate of 2,000,000 shares of common stock being issuable under the 2003 Plan).

The 2003 Plan was adopted by the Board of Directors on October 22, 2003. Mediware's shareholders approved the adoption of the 2003 Plan at the Annual Meeting of Shareholders held on December 3, 2003. The shareholders subsequently approved an amendment to the 2003 Plan at the Annual Meeting of Shareholders held on February 3, 2005. The amendment increased the number of shares available to be issued under the 2003 Plan from 500,000 shares to 1,000,000 shares. The Board’s process of adopting an equity compensation plan and amendments with relatively small numbers of shares reserved for issuance has provided the shareholders of Mediware with the opportunity to evaluate Mediware’s equity compensation practices at each of the last two Annual Meetings of Shareholders as well the upcoming Annual Meeting.

The purpose of the 2003 Plan is to promote the success of Mediware by providing a method whereby employees, directors and independent contractors providing services to Mediware and its affiliates may be encouraged to increase their proprietary interest in Mediware's business. By offering incentive compensation opportunities that are competitive with those of similar enterprises and based on the performance of Mediware's common stock, the 2003 Plan motivates participants to continue to provide services and achieve long-range goals, further align their interests with those of Mediware's other shareholders, and promote the long-term financial interest of Mediware and its affiliates, including enhancement of long-term shareholder value. The 2003 Plan is also intended to aid in attracting persons of exceptional ability and leadership qualities to become officers, directors, employees and independent contractors of Mediware and its affiliates.

The Board believes that existing option grants have contributed substantially to achievement of Mediware's success and that the granting of stock options and stock awards for these purposes is comparable with the practices of other software companies. The following table reflects the number of shares remaining available for future issuance under the 2003 Plan, which is the only existing plan of Mediware under which future grants can be made, as well as information about option grants under the 2003 Plan and the Mediware Information Systems, Inc. 2001 Equity Incentive Plan that were outstanding as of June 30, 2005.

Plan category	Securities to be issued upon exercise of outstanding options (#)	Weighted-average exercise price of outstanding options	Securities remaining available for future issuance under equity compensation plans (excluding column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,354,000	$8.81	142,000
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	1,354,000	$8.81	142,000

Mediware's 2001 Stock Option Plan, which was approved by the shareholders in January 2002, permitted the issuance to up to 900,000 shares, as either incentive stock options or nonqualified stock options. Options could be granted for a period of up to ten years, with exercise prices not less than 85% of fair market value. Options granted under the 2001 Stock Option Plan generally vest in three equal annual installments commencing on the first anniversary of the date of grant. As of June 30, 2005 no options were available to be issued under this Plan.

Furthermore, as of the Record Date, there were only 142,000 shares available for future grant under the 2003 Plan.

In order to continue to provide key individuals with awards and incentives commensurate with their contributions and competitive with those offered by other employers, the Board of Directors has determined that it is in Mediware’s best interest to increase the number of shares of common stock with respect to which awards may be granted under the 2003 Plan. Consequently, on October 17, 2005 the Board of Directors approved an amendment to the 2003 Plan, subject to approval by Mediware’s shareholders, to increase the number of shares of common stock available for grant under the 2003 Plan. In addition, the failure to approve the amendment could unnecessarily restrict Mediware's ability to pursue opportunities for future acquisitions, mergers, and other corporate transactions. The Board continues to believe that the 2003 Plan is necessary to provide Mediware with the flexibility to pursue the types of opportunities described above without the added delay and expense of obtaining shareholder approval each time an opportunity requiring the issuance of shares under the Plans may arise. If the amendment is approved, Mediware will have additional authorized shares of common stock available for future grants for new hires and to retain existing employees. Approval of the amendment will enable Mediware to continue to provide for more equity-based ownership by its employees in order to further align the interests of employees with those of the shareholders.

If this Proposal Two is adopted, an additional 1,000,000 shares of common stock will be reserved for issuance under the 2003 Plan (subject to equitable adjustment in the event of a change in Mediware's capitalization).

Summary of 2003 Plan

The following description of the 2003 Plan is a summary and is qualified in its entirety by reference to the 2003 Plan as amended. A copy of the 2003 Plan is available from Mediware. Requests should be addressed to Robert Weber, Secretary, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214.

Shares Available; Limitations

The 2003 Plan, if amended, would provide for the issuance of a maximum of 2,000,000 shares of common stock. Not more than 1,700,000 of such shares would be issuable as any combination of options, restricted stock and restricted stock unit awards under the 2003 Plan. The additional 300,000 shares of common stock would be restricted to option awards.

Administration

The 2003 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has full authority, subject to the provisions of the 2003 Plan, to determine, among other things, the persons to whom awards under the 2003 Plan will be made, the time or times at which such awards will be granted, the types of awards to be granted and the number of shares of common stock subject to such awards, and the specific terms, conditions, performance criteria, restrictions and other provisions applicable to awards, including, but not limited to, the duration, vesting and exercise periods, the circumstances for forfeiture and the form and timing of payment.

Eligibility

Awards under the 2003 Plan may be made to employees (approximately 215 as of June 30, 2005), non-employee directors and independent contractors of Mediware and its present or future subsidiaries and affiliates, in each case, who are selected by the Compensation Committee in its sole discretion.

Options

Stock options may be either "incentive stock options," as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified stock options. The exercise price of an option will not be less than the fair market value per share (as defined in the 2003 Plan) of common stock on the day preceding the date of grant. Options become exercisable at the time or times and upon such terms as the Compensation Committee may determine, and may be exercised following termination of employment if and to the extent determined by the Compensation Committee in the document evidencing the option. In addition to or lieu of exercise vesting, the Compensation Committee may, and has in the past, subjected the shares acquired upon the exercise to transfer restrictions that expire in a manner similar to option exercise vesting. The exercise price of options may, if permitted in the award agreement, be paid in cash, by check or promissory note, by tendering (by actual delivery or attestation) shares of common stock, or by way of a "broker's cashless exercise" procedure.

The Compensation Committee may effect, with the consent of affected option holders and the approval of shareholders, the cancellation of any or all outstanding options under the 2003 Plan and grant new options covering the same or a different number of shares of common stock but with an exercise price per share based on the fair market value of such shares on the new option grant date.

Restricted Stock; Restricted Stock Units

The 2003 Plan permits Mediware to grant restricted stock and restricted stock units to participants. Restricted stock is common stock transferred to the grantee, generally without payment to Mediware, which shares are subject to certain restrictions and to a risk of forfeiture. A restricted stock unit is a right to receive shares of common stock or cash at the end of a specified period, subject to a risk of forfeiture. Restricted stock and restricted stock units will generally be subject to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals relating to the completion of service by the participant or the achievement of performance or other objectives, as determined by the Compensation Committee at the time of grant. Performance factors may include: before or after-tax net income; book value per share; stock price; return on shareholders' equity; relative performance versus peers; expense management; return on investment; improvements in capital structure; profitability of an identifiable business unit or product; profit margins; budget comparisons; total return to shareholders; revenue; or any increase or decrease of one or more of the foregoing over a specified period. The performance factors may relate to the performance of Mediware, a business unit, product line, territory, or any combination thereof and may include other objective measures determined by the Compensation Committee to contribute significantly to shareholder value creation. The Compensation Committee may structure the terms of a performance factor so as to permit the reduction or elimination of any award of restricted stock or restricted stock units, but in no event may the Compensation Committee increase the amount or vesting of such awards.

Termination of Service

Except as otherwise provided by the Compensation Committee, in the event of a participant's termination of service due to death, disability or retirement (each, as defined in the 2003 Plan), each outstanding award granted or share of common stock purchased by such participant will immediately become vested. Each option may thereafter be exercised for a period of thirty-six months following the date of death or termination of service due to disability or retirement, as applicable, or, if earlier, until the option expires. Except as otherwise provided by the Compensation Committee, in the event of a participant's termination of service for cause (as defined in the 2003 Plan) or if the participant voluntarily terminates his or her service with Mediware or any of its affiliates, then any options held by such participant, whether or not then vested, will immediately terminate and all rights to common stock or restricted stock units as to which there remain unlapsed restrictions as of the date of such termination of service will be forfeited. Except as otherwise provided by the Compensation Committee, if a participant’s service with Mediware or any of its affiliates is terminated for reasons other than death, disability, retirement, termination for cause or voluntary termination by the participant, all options held by the participant that were not vested immediately prior to such termination will become null and void at the time of the termination. Any options that were exercisable immediately prior to the termination will continue to be exercisable for a period of three months and then terminate. In no event, however, will an option remain exercisable beyond its expiration date. In addition, all rights to shares of common stock or restricted stock units as to which there remain unlapsed restrictions as of the date of such termination of service will be forfeited.

In addition, in the case of an optionee who has terminated employment and engaged in harmful conduct (as defined in the 2003 Plan), the Compensation Committee may require such optionee to pay to Mediware an amount equal to the option profit he or she realized during the fifteen month period commencing twelve months prior to such optionee's last day of employment and ending three months thereafter.

Change-In-Control

In the event of a Change-In-Control (as defined in the 2003 Plan), each outstanding award or share purchased pursuant to any award will, if not fully vested, become fully vested and, in the case of options, fully exercisable with respect to the total number of shares of common stock at the time subject to such option and may be exercised for any or all of those shares.

Equitable Adjustment

The Compensation Committee may adjust the number of shares of common stock reserved for issuance subject to awards under the Plan, the number of shares of common stock subject to outstanding options and restricted stock and restricted stock unit awards or the exercise price, and may make any other adjustments it determines to be equitable. The Compensation Committee may also provide for a cash payment to any participant in connection with any such equitable adjustment.

Termination; Amendment

The 2003 Plan may, at any time and from time to time, be suspended, discontinued, modified, amended or terminated by the Board or the Compensation Committee, in whole or in part, provided that no modification or amendment that requires shareholder approval will be effective prior to the time such amendment has received the requisite approval of shareholders. In addition, no termination, modification or amendment may be made that adversely affects any of the rights of a grantee under any award theretofore granted, without such grantee's consent.

Certain U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the principal United States federal income tax consequences of the 2003 Plan under the provisions of the Code as currently in effect. These rules are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon a participant's individual circumstances.

Nonqualified Stock Options. In the case of a nonqualified stock option, a participant generally will not be taxed upon the grant of the option. Rather, at the time of exercise of that nonqualified stock option, the participant will generally recognize ordinary income for federal income tax purposes in an amount equal to the excess of the then fair market value of the shares purchased over the option exercise price, which is referred to as the spread. Mediware will generally be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Incentive Stock Options. A participant will not be in receipt of taxable income upon the grant of an incentive stock option (“ISO”). If common stock acquired pursuant to the exercise of an ISO is later disposed of, the participant will, except as noted below, recognize long-term capital gain or loss (if the common stock is a capital asset of the participant) equal to the difference between the amount realized upon such sale and the option exercise price. Mediware, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of such stock by the participant.

If, however, stock acquired pursuant to the exercise of an ISO is disposed of by the participant prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to him or her upon exercise (a "disqualifying disposition"), any gain realized by the participant generally will be taxable at the time of such disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the option exercise price and the lesser of the fair market value of the stock on the date the ISO is exercised or the amount realized on such disqualifying disposition and (ii) if the stock is a capital asset of the participant, as short-term or long-term capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the stock on the date of exercise. In such case, Mediware generally will be entitled to claim a federal income tax deduction at the time of such disqualifying disposi-tion for the amount taxable to the participant as ordinary income. Any capital gain recognized by the optionee will be long-term or short-term capital gain, depending on the length of time such shares were held by the participant.

The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the option exercise price will be an item of adjustment for purposes of the "alternative minimum tax" imposed by Section 55 of the Code.

Exercise with Shares. A participant who pays the option price upon exercise of an option, in whole or in part, by delivering already-owned shares of stock will generally not recognize gain or loss on the shares surrendered at the time of such delivery, except under certain circumstances. Rather, recognition of that gain or loss will generally occur upon disposition of the shares acquired in substitution for the shares surrendered.

Restricted Stock. A participant generally will not be subject to tax upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the common stock at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code). A holder may, however, elect to be taxed at the time of the grant. Mediware generally will be entitled to a deduction at the time and in the amount that the holder recognizes ordinary income. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant (and deductible to Mediware) as additional compensation (and not as dividend income).

Restricted Stock Units. In the case of restricted stock units, a holder generally will not be taxed upon the grant of such units or upon the lapse of restrictions on such units but, rather, will recognize ordinary income in an amount equal to the value of the shares and cash received at the time of such receipt. Mediware will be entitled to a deduction at the time and in the amount that the holder recognizes ordinary income.

Employment Tax. In general, the amount that a participant recognizes as ordinary income under an award, except for ISOs, also is treated as “wages” for purposes of the Federal Insurance Contributions Act (“FICA”). The participant and Mediware must pay equal amounts of federal employment tax under FICA with respect to the participant’s wages.

Plan Benefits

The following outstanding options have been granted under the 2003 Plan during the fiscal year ended June 30, 2005 to each of the following executive officers of Mediware named in the Summary Compensation Table, all named executive officers as a group, all current directors who are not executive officers as a group, and all other employees.

Group or Individual	Number of Shares

George J. Barry	-	[1]
Michael Crabtree	-
Jill H. Suppes	30,000
Robert C. Weber	30,000
Robert Tysall-Blay	10,000
All executive officers, as group (7 persons)	165,000	[2]
All directors who are not executive officers, as a group (9 persons)	153,000
All other employees	175,000

[1]
Mr. Barry granted 25,000 shares of restricted stock on August 25, 2004, and another 25,000 shares of restricted stock on February 3, 2005. However, Mr. Barry returned these shares when he announced his resignation and received no economic benefit from these shares.

[2]
Although James F. Burgess is included in this group, none of the 100,000 shares of restricted stock or 100,000 options granted to him upon his appointment as President and Chief Executive Officer are reflected in this number because his appointment was made after June 30, 2005.

Should shareholders not approve this Proposal Two, the 2003 Plan will remain in effect with a maximum number of 1,000,000 shares of common stock that may be issued thereunder, of which only 142,000 shares remain available for issuance. When the number of shares currently remaining authorized for issuance under the 2003 Plan is exhausted, Mediware will not be able to grant additional awards under the 2003 Plan absent further shareholder action.

Under applicable law, the adoption of the amendment requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. In tabulating the votes, broker non-votes on the adoption of the amendment will be disregarded and have no effect on the outcome of the vote. However, any other abstentions by shares present in person or represented by proxy at the Annual Meeting are effectively equivalent to votes against this proposal.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT AND RECOMMENDS A VOTE “FOR” THE ADOPTION OF PROPOSAL TWO.

PROPOSAL THREE

APPROVAL OF AN AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION

Mediware’s Restated Certificate of Incorporation and By-laws currently provide that the Board of Directors will have a minimum size of nine directors. The Board is divided into three classes, with one class standing for election each year for a three-year term. Each class has a minimum size of three directors. The Board has unanimously approved amendments to Mediware’s Restated Certificate of Incorporation and By-laws to decrease the minimum number of members of the Board of Directors to three from nine and to eliminate any minimum number of members for any class of directors.

During the two months preceding this Proxy Statement, one of Mediware’s directors resigned and another informed the Board that he did not intend to stand for re-election upon the expiration of his term at this Annual Meeting. Neither individual has expressed any disagreement with Mediware’s operations, policies or practices. The Board has not filled either of the vacancies created by these departures. Accordingly, further director departures could bring the size of the Board below the required minimum. In addition, there are currently only two Class II directors. New York Business Corporation Law has been changed since Mediware was incorporated to permit New York corporations to have classified boards of directors with fewer than three directors per class. The Board believes it is prudent to reduce at this time the minimum number of directors and to eliminate the minimum number of members of any class of directors in order to avoid organizational difficulties created by any further director departures and to provide greater flexibility as to Board composition in the future. The Board has therefore approved an amendment to Mediware’s Restated Certificate of Incorporation and an amendment to Mediware’s By-laws.

An amendment to Mediware’s Restated Certificate of Incorporation requires the approval of a majority of the holders of shares entitled to vote. If amended, the affected provision of Mediware’s Restated Certificate of Incorporation, the first three sentences of Article THIRTEENTH: A, would read:

The Board of Directors of the Corporation shall consist of not less than three Directors as may be fixed in accordance with the By-Laws. The Directors of the Corporation shall be divided into three classes, designated Class I, Class II and Class III. All classes shall be as nearly equal in number as possible.

If this Proposal Three is approved by the shareholders, promptly following the Annual Meeting Mediware will file a Certificate of Amendment with the Department of State of the State of New York to amend Mediware’s Restated Certificate of Incorporation as described above. The corresponding amendment to Mediware’s By-laws will become effective upon the filing of the Certificate of Amendment.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT AND RECOMMENDS A VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR

APPROVAL OF AN AMENDMENT TO
AMENDED AND RESTATED BY-LAWS

Mediware’s Restated Certificate of Incorporation currently provides that the Board of Directors will have the number of directors fixed in its By-laws with a minimum size of nine directors. Mediware’s Amended and Restated By-laws currently set the number of directors at nine. Historically, Mediware’s Board of Directors has amended the Amended and Restated By-laws as it deemed appropriate to adjust the size of the Board of Directors as the number of members changed from time to time. The Board of Directors has unanimously approved an amendment to the Amended and Restated By-laws to authorize the Board of Directors to set the number of directors from time to time by resolution rather than By-law amendment.

Currently, the Board has the authority to amend the Amended and Restated By-laws without shareholder approval to change the size of the Board. However, a By-law amendment necessitates the preparation of revisions to the Amended and Restated By-laws as well as filings with the SEC, which in turn requires expenditures of time and money that the Board views as unnecessary. It is believed that the proposed By-law amendment does not have a substantive effect on the Board’s authority.

New York Business Corporation Law requires that the proposed By-law amendment be approved by Mediware shareholders to be effective. The proposed amendment requires the approval of a majority of the votes cast by shares represented at the Annual Meeting and entitled to vote. If amended, Article III, Section 1. (a) of the Amended and Restated By-laws would read:

The Board of Directors of the Corporation shall consist of such number of Directors, but not less than three, as is set by the Board of Directors by resolution from time to time. The Directors of the Corporation shall be divided into three classes designated Class I, Class II and Class III. All classes shall be as nearly equal as possible.

If this Proposal Four is approved by the shareholders, the amendment to Mediware’s Amended and Restated By-laws will become effective regardless of whether Proposal Three is approved.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT AND RECOMMENDS A VOTE “FOR” PROPOSAL FOUR.

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Eisner LLP to serve as Mediware’s independent registered public accounting firm for the 2006 fiscal year. Eisner will audit Mediware’s consolidated financial statements for the 2006 fiscal year as well as management’s related assessment of Mediware’s internal control system and perform other services. While shareholder ratification is not required by Mediware’s By-Laws or otherwise, the Board of Directors, at the direction of the Audit Committee, is submitting the selection of Eisner to the shareholders for ratification as part of good corporate governance practices. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Eisner. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interest of Mediware and its shareholders as the independent registered public accounting firm for Mediware for the year ending June 30, 2006.
The favorable vote of the holders of a majority of the shares of common stock, represented in person or by proxy at the Annual Meeting, will be required for such ratification. A representative of Eisner will attend the Annual Meeting with the opportunity to make a statement if he or she desires to do so. That representative will be available to respond to appropriate questions.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The aggregate fees billed by Eisner LLP for professional services rendered for the audit of Mediware's annual financial statements for the fiscal years ended June 30, 2005 and June 30, 2004, for the review of the financial statements included in Mediware's Quarterly Reports on Form 10-Q for fiscal years 2005 and 2004, and the audit of the effectiveness of Mediware’s internal control over financial reporting for fiscal year 2005 were $352,000 and $267,000, respectively. The higher fees in fiscal 2005 are principally attributable to internal control-related work.

Audit-Related Fees

Eisner LLP did not provide any audit-related services, as defined by the SEC, to Mediware in either of the fiscal years ended June 30, 2005 and June 30, 2004.

Tax Fees

The aggregate fees billed by Eisner LLP for professional services rendered for income tax planning and compliance for the fiscal years ended June 30, 2005 and June 30, 2004 were $73,000 and $41,000, respectively.

All Other Fees

Eisner LLP did not provide any other services to Mediware in either of the fiscal years ended June 30, 2005 and June 30, 2004.

Policy on Pre-approval of Independent Registered Public Accounting Firm Services

The charter of the Audit Committee provides for the pre-approval of all auditing services and all permitted non-auditing services to be performed for Mediware by the independent registered public accounting firm, subject to the requirements of applicable law. The procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm include the Audit Committee reviewing audit-related services, tax services, and other services. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Committee. All the services described in Tax Fees, above, were approved by the Audit Committee in accordance with its pre-approval policies and procedures, the effective date of regulations requiring pre-approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL FIVE.

AUDIT COMMITTEE REPORT

Management is responsible for Mediware’s financial reporting process, including its internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States. Mediware’s independent registered public accounting firm is responsible for auditing those financial statements and management’s assessment of Mediware’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes.

The Audit Committee has a written charter adopted by the Board of Directors that reflects standards set forth in SEC regulations and the Nasdaq listing standards as well as the relevant provisions of the Sarbanes-Oxley Act of 2002. This charter has been assessed by the Audit Committee within the last year and deemed adequate. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility to monitor the integrity of the accounting, auditing and financial reporting practices of Mediware. Typically, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of Mediware and its subsidiaries and such selection is subsequently presented to Mediware’s shareholders for ratification.

The Audit Committee is currently composed of three directors. The Board of Directors has determined that (1) all members of the Audit Committee are financially literate and independent under applicable SEC and the Nasdaq listing standards, and (2) Robert F. Sanville is an “audit committee financial expert”, under SEC rules.

During the fiscal year ended June 30, 2005, the Audit Committee took the following actions, among others:

• Reviewed and separately discussed the audited financial statements to be included in the 2005 Annual Report on Form 10-K for the year ended June 30, 2005 with the Mediware’s management and independent registered public accounting firm;

• Reviewed and discussed Mediware’s quarterly earnings, consolidated financial statements and related periodic reports filed with the SEC, with management and the independent registered public accounting firm;

• Reviewed and provided oversight of management’s assessment of internal control over financial reporting and the independent registered public accounting firm’s evaluation of management’s assessment;

• Reviewed separately with the independent registered public accounting firm and management the audit scope and plan; and

• Met separately with each of the independent registered public accounting firm and management.

The Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that Mediware’s financial statements are presented in accordance with generally accepted accounting principles in the United States, that the audit of Mediware’s financial statements has been carried out in accordance with generally accepted auditing standards or that Mediware’s independent registered public accounting firm is in fact “independent.”

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements as well as their respective assessments of Mediware’s internal control over financial reporting. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statements on Auditing Standards Nos. 89 and 90. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Mediware and its management. The Audit Committee has further determined that the independent registered public accounting firm has not provided non-audit services to Mediware.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Mediware's Annual Report on Form 10-K for the year ended June 30, 2005, filed with the SEC.

Audit Committee
Roger Clark
Robert F. Sanville
Clinton G. Weiman

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders of Mediware must be received by Mediware at its offices at 11711 West 79th Street, Lenexa, KS 66214, no later than July 11, 2006, and must satisfy the conditions established by the SEC for shareholder proposals to be included in the proxy statement relating to such meeting. A shareholder may also present a proposal directly to Mediware's shareholders at the next Annual Meeting of Shareholders. However, if Mediware does not receive notice of the shareholder proposal prior to the close of business on June 30, 2006, SEC rules permit management to vote proxies in their discretion on the proposed matter.

MISCELLANEOUS

Officers and regular employees of Mediware, without extra compensation, may solicit the return of proxies by mail, telephone, telegram and personal interview. Also, the Board of Directors may arrange for a proxy soliciting firm to solicit proxies at a cost estimated not to exceed $5,000 plus reasonable expenses. Certain holders of record such as brokers, custodians and nominees are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners' instructions concerning the voting of proxies.

The cost of solicitation of proxies (including the cost of reimbursing banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy soliciting material to beneficial owners) will be paid by Mediware.

Mediware’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 is enclosed. Mediware will furnish any exhibit to the Annual Report on Form 10-K upon written request of a shareholder. Requests should be directed to Robert Weber, Secretary, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214. The exhibits are also available free of charge on Mediware’s website http://www.mediware.com.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of Mediware knows of no business that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

Lawrence Auriana
Chairman of the Board

Dated: November __, 2005

PROXY	PROXY

MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street, Lenexa, KS 66214
(913) 307-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON December __, 2005

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.:

Notice is hereby given that the Annual Meeting of the Shareholders of Mediware Information Systems, Inc. will be held on December 7, 2005, at 111 East 48th Street, New York, NY 10017 (InterContinental The Barclay New York Hotel), at 10:00 A.M., New York City time, and at any adjournments or postponements thereof, for the following purposes:

The undersigned appoints each of Robert C. Weber and Jill H. Suppes (with full power to act without the other and each with full power to appoint his or her substitute) as the undersigned's Proxies to vote all shares of common stock, par value $.10, of the undersigned in Mediware Information Systems, Inc., a New York corporation, which the undersigned would be entitled to vote at the Annual Meeting.

The enclosed proxy is solicited by the Board of Directors of Mediware. Further information regarding the matters to be acted upon at the Annual Meeting is contained in the enclosed Proxy Statement.

(Continued and to be signed on reverse side.)

Annual Meeting of Shareholders
MEDIWARE INFORMATION SYSTEMS, INC.

December __, 2005

Please mark your vote as shown in example using dark ink only.

1. To elect two Class II directors to hold office for a three-year term:

Nominees:
Joseph Delario
James Burgess

FOR all nominees (except as indicated to the contrary below) ______

WITHHOLD AUTHORITY to vote for all nominees ______

(To withhold authority to vote for any individual nominee or nominees and vote for the other nominees, write the nominee's or nominees' name(s) in the space provided below.)
_____________________________________

2. To consider and vote upon the amendment to the 2003 Equity Incentive Plan:

FOR ___	AGAINST___	ABSTAIN___

3. To consider and vote upon the amendment to the Restated Certificate of Incorporation:

FOR ___	AGAINST___	ABSTAIN___

4. To consider and vote upon the amendment to the Amended and Restated By-laws:

FOR ___	AGAINST___	ABSTAIN___

5. To consider and vote upon the ratification of the appointment of Eisner LLP as the independent registered public accounting firm of Mediware for the fiscal year ended June 30, 2006:

FOR ___	AGAINST___	ABSTAIN___

6. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of directors has fixed the close of business on October 24, 2005 as the record date for the Annual Meeting. Only holders of the common stock of record at that time are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as directed by the shareholder. If no direction is given, when the duly executed proxy is returned, the shares represented by this proxy will be voted FOR all nominees in Item 1 and FOR Items 2 through 5. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof including, without limitation, matters that Mediware did not have notice within a reasonable time before the mailing of the attached Proxy Statement.

MANAGEMENT HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE RETURN POSTAGE-PAID ENVELOPE TO ASSURE THAT YOU ARE REPRESENTED AT THE ANNUAL MEETING. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING IN PERSON MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THE PROXY.
Signature(s) _______________________________________________ Dated ____________________

NOTE:   Please sign exactly as name(s) appear(s) above. If joint account, all joint owners should sign. When signing as attorney, trustee, administrator, executor, etc., state full title.